EXHIBIT 10.3

AGREEMENT ON COOPERATIVE RESEARCH AND DEVELOPMENT

between

Institute of Experimental Botany

Academy of Sciences of the Czech Republic

Rozvojova 135

160 00 Praha 6

Czech Republic

(hereinafter referred to as the INSTITUTE

and

Senetek PLC

620 Airpark Road

Napa, CA 94558

USA

(hereinafter referred to as SENETEK)

WHEREAS the INSTITUTE in its Laboratory of Growth Regulators headed by Professor Miroslav Strnad is performing basic research on cytokinins and related plant growth regulators and is willing to provide to SENETEK samples of cytokinins and cytokinin analogs and related information developed at the INSTITUTE and covered by patents and/or patent applications of owned by the INSTITUTE, for testing, possible further development by the INSTITUE and SENETEK, and ultimately possible licensing to SENETEK; and

WHEREAS SENETEK is a company developing pharmaceutical and cosmeceutical products and, in connection with such business, has made certain inventions regarding cytokinins and cytokinin analogs and methods of using them for various indications related to ameliorating signs of aging which are covered by the SENETEK PATENTS, as hereinafter defined; and

WHEREAS SENETEK is interested in testing and evaluating, in cooperation with the INSTITUTE, COMPOUNDS, as hereinafter defined, developed by the INSTITUTE and in obtaining licenses covering such of these COMPOUNDS as it may select as hereinafter provided.

NOW THEREFORE in consideration of above-mentioned premises the parties agree as follows:

ARTICLE 1—DEFINITIONS

COMPOUNDS as used herein means chemical compounds developed by the INSTITUTE that may be used for medical skin care applications and/or cosmetic skin care applications. The compounds can exhibit one or more of the following biological activities, among others: cytokinin activity in tobacco callus, wheat antisenescent and Amaranthus bioassay, antisenescent activity on human fibroblasts, cytotoxicity for skin cancer cells, antipsoriatic activity for hyperproliferative skin cells, anti-inflammatory activity for skin cells and other anti-senescence skin cell activities.

TESTING as used herein means cytokinin activity and cytotoxicity testing to determine the most suitable COMPOUNDS for further development for medical skin care applications and/or cosmetic skin care applications.

PARTY as used herein means either of the PARTIES to this Agreement as the case may be, and both of them when used in plural.

PATENT APPLICATION as used herein means currently owned patents and patent applications of the INSTITUTE covering cytokinin-like COMPOUNDS including PCT/CZ02/00045 filed on August 1, 2002 titled “Heterocyclic compounds based on N6-substituted adenine, methods for their preparation, their use for preparation of drugs, cosmetic preparations and growth regulators, pharmaceutical preparations, cosmetic preparations and growth regulators containing these compounds” inventors Dolezal et al. (scheduled for publication in February 2003).

SENETEK PATENTS as used herein means SENETEK’s issued patents (U.S. Patents 5,371,089, 5,602,139, 5,614,407, 5,021,422, 5,164,394, and 5,151,425 and the corresponding international and foreign patents) related to the use of cyctokinins for medical skin care applications and/or cosmetic skin care applications, and any patents hereafter issued which are entitled to the same priority date(s) as such issued patents.

EFFECTIVE DATE as used herein shall mean the date of the last signature of this Agreement by the PARTIES.

ARTICLE 2—SCOPE OF THE AGREEMENT

2.1	Subject to the terms and conditions of this Agreement, SENETEK shall from time to time, as provided in Article 3 below, obtain from the INSTITUTE such of the COMPOUNDS which are covered by the PATENT APPLICATION as SENETEK may designate.

2.2	During the term of this Agreement SENETEK will screen and conduct TESTING of these COMPOUNDS in skin models and otherwise for their anti-senescence activity and toxicity.

ARTICLE 3—DUTIES OF THE PARTIES

3.1	Promptly after the EFFECTIVE DATE, the INSTITUTE shall provide SENETEK with a complete listing and description of all COMPOUNDS developed by the INSTITUTE which are covered by the PATENT APPLICATION, together with all chemical and biological information in its possession with respect to such COMPOUNDS.

3.2	Not more frequently than every two (2) weeks after delivery of such information by the INSTITUTE, SENETEK will select and advise the INSTITUTE, in writing, of those COMPOUNDS on which it wishes to conduct TESTING at that time.

3.3	The INSTITUTE shall within two (2) weeks of receipt of each advice of SENETEK specifying selected COMPOUNDS it then wishes to test, deliver the selected COMPOUNDS to SENETEK in a quantity of at least 100 mg each.

3.4	Not later than nine (9) months after delivery by the INSTITUTE of the first listing of COMPOUNDS as provided in Article 3.1, SENETEK will provide the INSTITUTE with a report of the results of the TESTING of the COMPOUNDS. SENETEK will also indicate those COMPOUNDS for which SENETEK wishes to be granted a license. SENETEK may, if it so chooses, deliver such reports and indicate COMPOUNDS it wishes to license on more than one occasion during such period. Such license shall be exclusive and world-wide in the field of use for medical skin care applications, including antipsoriatic, anti-inflammatory and related applications, and/or cosmetic skin care applications.

3.5	Within three (3) months of SENETEK’s decision to license COMPOUNDS as provided in Article 3.4, the PARTIES will enter into a License Agreement with respect to such COMPOUNDS having principle terms as set forth in the Term Sheet attached hereto. The final details of the License Agreement will be negotiated in good faith by the PARTIES hereto.

3.6	If SENETEK does not deliver one or more reports as provided in Article 3.4 or, having delivered such report or reports, decides not to execute a License Agreement negotiated by the PARTIES as provided in Article 3.5, as to any particular COMPOUND or COMPOUNDS, then the INSTITUTE shall be free to commercialize such COMPOUND or COMPOUNDS itself or enter into an evaluation agreement or license or other agreement with respect thereto with any third party on such terms as it may determine in its sole discretion, subject, however, to SENETEK’s rights under the SENETEK PATENTS as regards commercialization of any COMPOUND or method covered thereby..

ARTICLE 4—CONSIDERATION; DEVELOPMENT OF SELECTED COMPOUNDS

4.1	In addition to the INSTITUTE’s rights of patent ownership under Article 5, as additional consideration for the rights granted to SENETEK herein SENETEK agrees that, if SENETEK advises the INSTITUTE as provided in Article 3.2 that it wishes to conduct TESTING on any COMPOUND or COMPOUNDS, SENETEK will be obligated to pay or reimburse the INSTITUTE for the expenses of such TESTING and/or further evaluation, in vitro and in vivo testing, and development of the selected

COMPOUNDS (collectively with the TESTING, the ‘R&D”). Such payments to the INSTITUTE shall be made by bank transfer monthly, as such expenses are incurred, to the account titled Ustav experimentalni botaniky AV CR, No 165891761/510 with Investicni a postovni banka, Arbesovo namesti 7, 150 00 Praha 5, Czech Republic. If the PARTIES agree that any R&D can most efficiently and effectively be done by the INSTITUTE or by a third party laboratory with which the INSTITUTE has a relationship, such expenses shall be billed at the INSTITUTE’S direct cost of conducting or contracting out such activities. If the PARTIES agree that any R&D can most efficiently and effectively be done by a third party laboratory or academic institution with which SENETEK has a relationship, SENETEK shall pay for such activities and provide the INSTITUTE with documentation of such payment.

4.2	To support INSTITUTE’s research, on the EFFECTIVE DATE and on each anniversary of the EFFECTIVE DATE, SENETEK shall pay to the INSTITUTE, in the manner above set forth, the sum of * , which amount shall be retained by the INSTITUTE for development of new cytokinin-like compounds.

4.3	In the event that SENETEK shall be required to pay a tax on any payment to the INSTITUTE, it shall deduct the amount of said tax from the payment due to the INSTITUTE and shall provide the INSTITUTE with a copy of the Certificate of the tax having been paid pursuant to an Agreement on Avoidance of Double Taxation or for other reasons.

4.4	It is agreed by the PARTIES that they shall consult in good faith regarding the nature, scope and costs of all R&D, the protocols therefor and the most efficient and effective sourcing thereof, provided that if agreement cannot be reached between the PARTIES within a reasonable time (having in mind the time limits set forth herein), SENETEK’s position shall prevail. SENETEK shall own all rights to any and all test reports and test results from R&D paid for or reimbursed by SENETEK as above provided, and the INSTITUTE agrees not to make any publication or other disclosure thereof without SENETEK’S prior written approval.

ARTICLE 5—INTELLECTUAL PROPERTY AND EXPLOITATION OF THE RESULTS

5.1	In the event and on each occasion that the TESTING of the COMPOUNDS reveals an effect of any of the COMPOUNDS that is not covered by the SENETEK PATENTS or by the PATENT APPLICATION and that merits patent protection, the following arrangement shall apply:

(a) the PARTIES shall collaborate in the preparation of documents required for the filing of a patent application on each such invention;

(b) all such patent applications shall be filed and owned by the INSTITUTE, and SENETEK shall have the right to an exclusive licence for use in the field of medical skin care applications and cosmetic skin care applications

(c) each patent application shall include the names of those employees of the PARTIES (as co-inventors) that were responsible for the development of the invention;

(d) The PARTIES will agree on the filing of foreign patent protection;

(e) In case SENETEK executes its right to license a COMPOUND covered by a patent prepared under this Article 5.1, SENETEK will take over the cost of obtaining and

* Confidential treatment has been requested for these terms.

maintaining the patent protection of the invention; provided that if such patent covers COMPOUNDS which SENETEK has elected not to take a license or claims fields of use for COMPOUNDS licensed to SENETEK that are beyond medical skin care applications and cosmetic skin care applications, the PARTIES shall share such cost according to the commercial potential of SENETEK’S COMPOUND and/or field of use and such COMPOUND(S) and/or fields of use not licensed to SENETEK.

(f) the license fee paid by SENETEK for the grant to it of an exclusive license for medical skin care applications and/or cosmetic skin care applications shall take into account the contribution made by SENETEK (both of cash and intellectual property) to the jointly developed invention;

(g) if the INSTITUTE does not wish to file a patent application covering a jointly developed invention in a certain TERRITORY, SENETEK may file a patent application covering the jointly developed invention in such TERRITORY at its own cost in which case the patent protection obtained shall be owned by SENETEK.

ARTICLE 6—CONFIDENTIALITY

6.1	In consideration of the use of the COMPOUNDS by SENETEK and receipt by the INSTITUTE of periodic reports on results of TESTING, and in consideration of joint research performed by PARTIES, each receiving PARTY agrees that during the term of this Agreement, it will not, except to the extent authorized by disclosing PARTY in writing, use for any purpose other than those described herein, or publish, disclose or release to any third party, any information regarding the R&D conducted on such COMPOUND for medical skin care applications and/or cosmetic skin care applications and/or information received or jointly developed.

6.2	The above restraints on use, release, and/or disclosure shall not apply to information or effects and applications of COMPOUNDS which:
•	at the time of delivery or disclosure are known to the receiving PARTY;
•	at the time of delivery or disclosure or subsequent thereto are generally available to the public through no fault of the receiving PARTY;
•	subsequent to the time of delivery or disclosure are independently developed by an employee or agent of the receiving PARTY who does so without reference to or knowledge of the disclosing PARTY’S information or the COMPOUNDS;
•	subsequent to the time of delivery or disclosure become or are made available to the receiving PARTY by a third party having the lawful right to do so; or
•	are covered by Article 4.4 or subsequent to the time of such delivery or disclosure become subject of another agreement between the PARTIES hereto which permits use, release and/or disclosure.

The PARTY seeking to assert any of the above exceptions shall have the burden of proof.

6.3	The PARTIES shall maintain the obligation of confidentiality for five years after the expiration of this Agreement.

6.4	Notwithstanding the foregoing, on the EFFECTIVE DATE the PARTIES shall issue a joint press release announcing the signing and general terms of this Agreement in a form mutually agreed between the PARTIES.

ARTICLE 7—PUBLICATIONS

In the event a patent application is filed in accordance with ARTICLE 5 of this Agreement, the publication of related results shall be delayed until this patent application is extended in other countries as determined by the PARTIES in accordance with Article 5 during the priority period.

ARTICLE 8—FORCE MAJEURE

8.1	Neither PARTY shall be liable for failure in performance hereunder if occasioned by any cause beyond the control of the PARTIES, such as for example fire, flood, strikes, inevitable accidents, war, embargo, blockade, legal restrictions, governmental relations, etc.

8.2	The occurrence of the Force Majeure shall be notified to the other PARTY in writing within 10 working days and shall be verified by the respective chamber of commerce within further 10 working days at the latest. Each PARTY undertakes to do its utmost in order to re-establish conditions favorable for the performance of this Agreement and shall inform the other PARTY about steps it has taken. The term of this Agreement will be extended by the period the Force Majeure had lasted.

ARTICLE 9—TERM OF THE AGREEMENT

9.1	This Agreement shall be become effective on the EFFECTIVE DATE and shall continue and remain in effect according to its terms without limitation of time unless terminated in accordance with Article 9.2 or 9.3.

9.2	This Agreement can be prematurely terminated by agreement of both PARTIES or may be prematurely terminated by SENETEK upon not less than six months’ prior written notice to the INSTITUTE.

9.3	A PARTY shall have the right to terminate this Agreement forthwith at any time by notice in writing to the other PARTY if the other PARTY commits a material breach of any of the terms of this Agreement and does not within 30 days of receipt of notice of the breach (if the same be capable of remedy) remedy such breach.

9.4	Termination of this Agreement for any reason shall not bring to an end the confidentiality obligations of the PARTIES hereto; and/or the rights and obligations (if any) on each PARTY under Articles 5, 6, 7, 10, and 11.

ARTICLE 10—DISPUTES

10.1	In the event of any difference or dispute arising between the PARTIES hereto concerning the construction or performance of this Agreement or its validity, the

PARTIES shall first consult together in good faith and attempt to settle the matter amicably.

10.2	Any disputes relating to the interpretation, construction, performance or validity of this Agreement, which cannot be resolved under Article 10.1 above, shall be referred to a final decision of a panel of three (3) arbitrators (the “Panel”), appointed under and acting in accordance with the Rules of the Arbitration Court of the International Chamber of Commerce in Paris. The seat of the Arbitration Court shall be in Vienna.

10.3	The PARTIES specifically agree that if they are unable in good faith to reach agreement as to any details of the license agreement or agreements referred to in Article 3.5 or of the Joint Patent Agreements referred to in Article 5.2, they shall submit such disagreement to the Panel and request that the Panel determine such disagreement in a manner consistent with ordinary course business practices as applied by reasonable business persons in the industry to which this Agreement relates. Such determination by the Panel shall be treated as a decision of the Panel for all purposes of this Article 10.

10.4	Both PARTIES agree that the decision of the Panel shall be final and binding and that they shall undertake to abide by and execute the award rendered by the arbitrators without delay. The enforcement of such an award may be applied for at any court of competent jurisdiction.

10.5	The Agreement as well as the mutual obligations arising under it shall be exclusively governed by the provisions of the substantive law of Austria.

ARTICLE 11—GENERAL

11.1	This Agreement constitutes the sole and entire understanding either oral or written on the subject matter of the Agreement. No further agreement or understanding shall be binding upon either PARTY hereto unless in writing signed by both PARTIES.

11.2	This Agreement shall not be assignable by any of the PARTIES hereto, without prior written consent of the other PARTY.

11.3	The time periods provided for herein during which a PARTY is permitted or required to take any action shall be tolled and extended for such period of time, if any, as the other PARTY is in breach of any term of this Agreement.

11.4	In consideration of the INSTITUTE’s rights pursuant to this Agreement and in particular of SENETEK’s disclosure of confidential information concerning compounds covered by the SENETEK PATENTS, the INSTITUE, for itself and for any and all of its affiliated entities, hereby irrevocably acknowledges that the SENETEK PATENTS are owned by SENETEK and are in all respects valid and enforceable, relinquishes all rights to dispute such ownership, validity and enforceability, and covenants not to assert, either affirmatively or defensively, that any of them is not so owned or is invalid or enforceable, in any court or other proceeding or before any patent office or tribunal whatsoever.

11.5	In consideration of the SENETEK’s rights pursuant to this Agreement and in particular of INSTITUTE’s disclosure of confidential information concerning COMPOUNDS covered by the PATENT APPLICATION, SENETEK, for itself and for any and all of its affiliated entities, hereby irrevocably acknowledges that the PATENT APPLICATION is owned by INSTITUTE and is in all respects valid and enforceable, relinquishes all rights to dispute such ownership, validity and enforceability, and covenants not to assert, either affirmatively or defensively, that any of them is not so owned or is invalid or enforceable, in any court or other proceeding or before any patent office or tribunal whatsoever.

IN WITNESS WHEREOF, the PARTIES hereto have caused this Agreement to be executed by their duly authorized representatives in a manner legally binding upon them as of the day first above written.

For INSTITUTE OF EXPERIMENTAL BOTANY	For SENETEK PLC

By	By

Function	Function

Signature	Signature

Date	Date

LICENSE AGREEMENT TERM SHEET

Term of License: The term of the licensed patent(s) or until all claims of such patents have been ruled invalid or unenforceable by order of a court or patent agency of competent jurisdiction after all time to appeal such order has expired, or until sooner terminated.

Licensed Territory:	World-wide.

Scope of License:	Exclusive within the fields of medical skin care applications and cosmetic skin care applications.

Consideration:

Royalty of        *         of Senetek’s Net Sales of licensed products other than kinetin- or zeatin- based products, provided that such royalty shall be appropriately reduced for products as to which Senetek’s intellectual property represents a principal basis of the patented invention.

Minimum Net Sales or Royalty:

An amount, beginning in the second full year after product launch, equal to        *         of the royalty that would have been due on the preceding year’s Net Sales; Senetek shall be entitled to cure non-achievement of minimum royalty by lump sum payment of the short-fall.

Sub-licensing/Assignment:	No limitation

Senetek Covenants:	Validity and enforceability of License
Compliance with law in performing License

Institute Covenants:	Validity and enforceability of License
Maintenance and defense of licensed patents

Indemnification:	By Senetek for liability from any non-compliance with law in manufacture, marketing or sale of licensed products.

By the Institute for invalidity or unenforceability of licensed patents up to the value of payments received from SENETEK in preceding calendar year.

Termination:	By either Party for material breach by the other Party or insolvency or liquidation of the other Party.

Confidentiality:	Per basic Agreement
Agreed press release upon signing

Applicable Law:	Per basic Agreement.

* Confidential treatment has been requested for these terms.